Exhibit 23.01




INDEPENDENT AUDITORS' CONSENT






         We consent to the incorporation by reference in this Registration Statement of SCANA Corporation on Form S-3 of our report dated February 7, 2001, February 16, 2001 as to Note 15 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for operating revenues for utility operations), appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




s/Deloitte & Touche
DELOITTE & TOUCHE LLP
Columbia, South Carolina
August 24, 2001